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                                                                    EXHIBIT 23.1

               FORM OF CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 24, 1998 included in Sun Healthcare Group, Inc. and subsidiaries' Form 10-K/A-2 for the year ended December 31, 1997 and our report dated February 14, 1997 related to Regency Health Services, Inc. and subsidiaries' financial statements as of and for the year ended December 31, 1996 included in Sun Healthcare Group, Inc. and subsidiaries' Current Report on Form 8-K/A-2 filed with the Securities and Exchange Commission on April 16, 1998 and to all references to our Firm included in this registration statement.